EXHIBIT 99.1

The Joint Corp. Reports Third Quarter 2022 Financial Results

- Grew Revenue 27%, System-wide Sales 18%, and System-wide Comp Sales 6% vs. Q3 2021 -
- Opened 38 Clinics, Up from 33 in Q3 2021
- Surpassed 800 Clinic Milestone, Closing Q3 2022 with 805 Clinics,
Including 115 Company-Owned or Managed Clinics -

SCOTTSDALE, Ariz., Nov. 03, 2022 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter ended September 30, 2022.

Financial Highlights: Q3 2022 Compared to Q3 2021

  Grew revenue 27% to $26.6 million.
  Recorded operating income of $500,000, compared to $1.3 million.
  Reported net income of $491,000, compared to $1.9 million.
  Increased system-wide sales1 by 18%, to $110.4 million.
  Reported system-wide comp sales2 of 6%.
  Reported Adjusted EBITDA of $3.1 million, compared to $3.3 million.

“During the third quarter of 2022, clinic openings were exceptionally strong, with new clinics continuing to perform well, resulting in our achieving the 800th clinic opening during the quarter. Our system-wide sales grew 18% to $110.4 million, despite this macroeconomic environment,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “The market for chiropractic care continues to increase and is now estimated to be $19.5 billion. To capture this increasing growth opportunity, we remain focused on key initiatives. We are implementing programs to attract new patients, franchise prospects, and the talent needed to staff our clinics and grow our footprint. To increase the pace of our buildout, we are penetrating underdeveloped and new markets. Overall, we are prioritizing optimizing clinic performance to support growth, profitability and lifetime patient value. Together with our robust underlying business model, we are driving long-term value for all stakeholders, including patients, team members, franchisees, regional developers and investors.”

Operating Highlights

  Increased total clinics to 805 at September 30, 2022, 690 franchised and 115 company-owned or managed, up from 769 at June 30, 2022.
    Opened 33 new franchised clinics in Q3 2022, compared to 28 in Q3 2021.
    Opened five greenfield clinics in Q3 2022, equal to five opened in Q3 2021.
    Acquired four previously franchised clinics and sold one corporate clinic to a franchisee in Q3 2022, compared to no acquired or sold clinics in Q3 2021.
    Closed two franchised clinics in Q3 2022, compared to none in Q3 2021.
  Sold 12 franchise licenses in Q3 2022, compared to 44 in Q3 2021.
  Subsequent to quarter end,
    Reacquired the regional developer (RD) territory rights for the Philadelphia market.
    Acquired two previously franchised clinics and sold one corporate clinic to a franchisee.
    Opened two greenfield clinics.

Financial Results: Third Quarter 2022 Compared to Third Quarter 2021

Revenue was $26.6 million in the third quarter of 2022, compared to $21.0 million in the third quarter of 2021. The increase reflects a greater number of franchised and corporate clinics and continued organic growth. Cost of revenue was $2.5 million, compared to $2.3 million in the third quarter of 2021, reflecting the increased number of franchised clinics, as well as higher RD royalties and commissions.

Selling and marketing expenses were $3.5 million, up 23%, driven by the increase in the advertising expenses from the larger number of franchised and company-owned or managed clinics. Depreciation and amortization expenses increased for the third quarter of 2022, as compared to the prior year period, primarily due to the depreciation and amortization expenses associated with our continued greenfield development and acquired clinics.

General and administrative expenses were $17.8 million, compared to $12.8 million in the third quarter of 2021, reflecting increases in costs to support clinic growth and in payroll to remain competitive in the tight labor market.

Operating income was $500,000, compared to $1.3 million in the third quarter of 2021. Income tax benefit was $16,000, compared to a benefit of $614,000 in the third quarter of 2021. Net income was $491,000, or $0.03 per diluted share, compared to $1.9 million, or $0.13 per diluted share, in the third quarter of 2021.

Adjusted EBITDA was $3.1 million, compared to $3.3 million in the third quarter of 2021. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses.

Financial Results for the Nine Months Ended September 30: 2022 Compared to 2021

Revenue was $74.1 million in the first nine months of 2022, compared to $58.8 million in the first nine months of 2021. Net income was $630,000, or $0.04 per diluted share, compared to $6.9 million, or $0.46 per diluted share, in the first nine months of 2021. Adjusted EBITDA was $7.5 million, compared to $10.5 million in the first nine months of 2021.

Balance Sheet Liquidity

Unrestricted cash was $10.3 million at September 30,2022, compared to $19.5 million at December 31, 2021. During the first nine months of 2022, investing activities of $14.9 million consisted of the acquisition of RD territory rights, clinic acquisitions, and greenfield developments, which were partially offset by $5.7 million provided by operating activities, caused the majority of the decrease in unrestricted cash.

2022 Guidance

For 2022, management modified financial guidance and reiterated guidance related to clinics.

  Revenue is now expected to be between $100.0 million and $102.0 million, compared to guidance of $98.0 million to $102.0 million on August 4, 2022. Revenue for 2021 was $80.9 million.
  Adjusted EBITDA is now expected to be between $11.5 million and $12.5 million, compared to guidance of $12.0 million to $14 million on August 4, 2022. 2021 Adjusted EBITDA was $12.6 million.
  Franchised clinic openings are expected to be between 110 and 130, compared to 110 in 2021.
  Company-owned or managed clinic increases, through a combination of both greenfields and buybacks, are expected to be between 30 and 40; compared to 32 added in 2021.

Conference Call
The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, November 3, 2022 to discuss the third quarter 2022 financial results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing (866) 652-5200 or (412) 317-6060 approximately 15 minutes prior to the start time.

The accompanying slide presentation will be in the IR section of the website under Presentations and in Events. A live webcast of the conference call will also be available on the IR section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call for one week. The replay can be accessed by dialing 877-344-7529 or 412-317-0088 and entering conference ID 4869368.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in a table below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the continuing impact of the COVID-19 outbreak on the economy and our operations (including temporary clinic closures, shortened business hours and reduced patient demand), inflation, exacerbated by COVID-19 and the current war in Ukraine, our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage, short-selling strategies and negative opinions posted on the internet which could drive down the market price of our common stock and result in class action lawsuits, our failure to remediate the current or future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence, and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 14, 2022 and subsequently-filed current and quarterly reports. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Management has disclosed in our Form 10-K that our management concluded that our internal controls over financial reporting were not effective as of December 31, 2021, and our auditors expressed an adverse opinion on the Company’s internal control over financial reporting as of December 31, 2021, due to a material weakness. The details of this material weakness were provided in our 10-K filing.  We have undertaken remediation measures to address the material weakness, which we expect will be completed prior to the end of fiscal year 2022.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 750 locations nationwide and nearly 11 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Ranked number one on Forbes’ 2022 America's Best Small Companies list, number three on Fortune’s 100 Fastest-Growing Companies list and consistently named to Franchise Times “Top 400+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail.
For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$10,272,112	$19,526,119
Restricted cash	696,030	386,219
Accounts receivable, net	3,945,046	3,700,810
Deferred franchise and regional development costs, current portion	1,032,930	994,587
Prepaid expenses and other current assets	2,732,467	2,281,765
Assets held for sale	243,387	—
Total current assets	18,921,972	26,889,500
Property and equipment, net	16,210,051	14,388,946
Operating lease right-of-use asset	19,046,081	18,425,914
Deferred franchise and regional development costs, net of current portion	5,621,297	5,505,420
Intangible assets, net	10,162,506	5,403,390
Goodwill	8,493,407	5,085,203
Deferred tax assets	9,115,231	9,188,634
Deposits and other assets	720,853	567,202
Total assets	$88,291,398	$85,454,209

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,982,237	$1,705,568
Accrued expenses	1,555,992	1,809,460
Co-op funds liability	696,030	386,219
Payroll liabilities ($0.8 million and $0.4 million attributable to VIE)	2,788,058	3,906,317
Operating lease liability, current portion	4,969,470	4,613,843
Finance lease liability, current portion	24,175	49,855
Deferred franchise and regional developer fee revenue, current portion	2,974,993	3,191,892
Deferred revenue from company clinics ($3.7 million and $3.5 million attributable to VIE)	5,900,964	5,235,745
Other current liabilities	522,500	539,500
Liabilities to be disposed of	223,287	—
Total current liabilities	21,637,706	21,438,399
Operating lease liability, net of current portion	17,427,096	16,872,093
Finance lease liability, net of current portion	69,713	87,939
Debt under the Credit Agreement	2,000,000	2,000,000
Deferred franchise and regional developer fee revenue, net of current portion	15,604,180	15,458,921
Other liabilities	27,230	27,230
Total liabilities	56,765,925	55,884,582
Commitments and contingencies (Note 10)
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,561,545 shares issued and 14,529,679 shares outstanding as of September 30, 2022 and 14,451,355 shares issued and 14,419,712 outstanding as of December 31, 2021	14,561	14,450
Additional paid-in capital	45,231,637	43,900,157
Treasury stock 31,866 shares as of September 30, 2022 and 31,643 shares as of December 31, 2021, at cost	(856,642)	(850,838)
Accumulated deficit	(12,889,083)	(13,519,142)
Total The Joint Corp. stockholders' equity	31,500,473	29,544,627
Non-controlling Interest	25,000	25,000
Total equity	31,525,473	29,569,627
Total liabilities and stockholders' equity	$88,291,398	$85,454,209

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Revenues from company-owned or managed clinics	$15,836,327	$11,634,009	$42,936,298	$32,537,942
Royalty fees	6,604,653	5,714,637	19,024,799	15,816,500
Franchise fees	642,405	648,598	1,970,256	1,967,680
Advertising fund revenue	1,881,367	1,627,693	5,417,840	4,521,342
Software fees	1,109,753	840,969	3,166,732	2,387,543
Regional developer fees	153,181	209,651	524,923	642,041
Other revenues	375,314	316,064	1,058,008	885,335
Total revenues	26,603,000	20,991,621	74,098,856	58,758,383
Cost of revenues:
Franchise and regional development cost of revenues	2,141,945	1,907,874	6,219,646	5,319,278
IT cost of revenues	348,331	392,248	1,010,446	784,698
Total cost of revenues	2,490,276	2,300,122	7,230,092	6,103,976
Selling and marketing expenses	3,539,287	2,881,575	10,666,500	8,503,617
Depreciation and amortization	2,011,768	1,662,255	5,341,420	4,275,140
General and administrative expenses	17,796,806	12,812,331	49,703,451	34,513,378
Total selling, general and administrative expenses	23,347,861	17,356,161	65,711,371	47,292,135
Net loss (gain) on disposition or impairment	264,391	(3,540)	360,140	16,967
Income from operations	500,472	1,338,878	797,253	5,345,305
Other expense, net	(25,235)	(16,139)	(60,668)	(54,050)
Income before income tax (benefit) expense	475,237	1,322,739	736,585	5,291,255
Income tax (benefit) expense	(15,876)	(614,356)	106,527	(1,644,496)
Net income	$491,113	$1,937,095	$630,058	$6,935,751
Earnings per share:
Basic earnings per share	$0.03	$0.13	$0.04	$0.49
Diluted earnings per share	$0.03	$0.13	$0.04	$0.46
Basic weighted average shares	14,512,856	14,388,905	14,474,323	14,286,818
Diluted weighted average shares	14,829,629	14,970,328	14,878,050	14,931,759

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$630,058	$6,935,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,341,420	4,275,140
Net loss on disposition or impairment	360,140	109,871
Net franchise fees recognized upon termination of franchise agreements	(15,218)	(98,196)
Deferred income taxes	73,403	(1,909,241)
Stock based compensation expense	969,562	826,908
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(244,236)	(1,069,864)
Prepaid expenses and other current assets	(450,702)	13,079
Deferred franchise costs	(186,618)	(1,245,049)
Deposits and other assets	(153,651)	(95,176)
Accounts payable	50,702	(49,415)
Accrued expenses	(571,447)	164,866
Payroll liabilities	(1,118,259)	1,329,785
Deferred revenue	636,470	2,410,202
Other liabilities	360,791	852,926
Net cash provided by operating activities	5,682,415	12,451,587

Cash flows from investing activities:
Acquisition of AZ clinics	(6,861,256)	(1,925,000)
Acquisition of NC clinics	(1,105,000)	(2,568,028)
Purchase of property and equipment	(4,322,673)	(5,382,857)
Reacquisition and termination of regional developer rights	(2,650,000)	(1,388,700)
Net cash used in investing activities	(14,938,929)	(11,264,585)

Cash flows from financing activities:
Payments of finance lease obligation	(43,907)	(59,285)
Purchases of treasury stock under employee stock plans	(5,804)	(707,728)
Proceeds from exercise of stock options	362,029	1,480,634
Repayment of debt under the Paycheck Protection Program	—	(2,727,970)
Net cash provided by (used in) financing activities	312,318	(2,014,349)

Decrease in cash, cash equivalents and restricted cash	(8,944,196)	(827,347)
Cash, cash equivalents and restricted cash, beginning of period	19,912,338	20,819,629
Cash, cash equivalents and restricted cash, end of period	$10,968,142	$19,992,282

Reconciliation of cash, cash equivalents and restricted cash:	September 30, 2022	September 30, 2021
Cash and cash equivalents	$10,272,112	$19,542,685
Restricted cash	696,030	449,597
	$10,968,142	$19,992,282

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Non-GAAP Financial Data:
Net income	$491,113	$1,937,095	$630,058	$6,935,751
Net interest expense	25,235	16,139	60,668	54,050
Depreciation and amortization expense	2,011,768	1,662,255	5,341,420	4,275,140
Tax (benefit) expense	(15,876)	(614,356)	106,527	(1,644,496)
EBITDA	2,512,240	3,001,133	6,138,673	9,620,445
Stock compensation expense	305,815	296,850	969,562	826,908
Acquisition related expenses	46,712	3,000	78,298	48,346
Loss (gain) on disposition or impairment	264,391	(3,540)	360,140	16,967
Adjusted EBITDA	$3,129,158	$3,297,443	$7,546,673	$10,512,666

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.